Consent of Independent Registered Public Accounting Firm

The Plan Administrator of the
PSS World Medical, Inc. Savings Plan

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-80657) of our report dated September 6, 2011, relating to the financial statements and supplemental schedules of PSS World Medical, Inc. Savings Plan as of March 31, 2011 and 2010, and for the year ended March 31, 2011, which report appears in the March 31, 2011 annual report on Form 11-K of PSS World Medical, Inc. Savings Plan.

/s/ The GriggsGroup CPAs

Ponte Vedra Beach, Florida
September 6, 2011